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EASTERLY GOVERNMENT PROPERTIES, INC.
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 Investor PresentationNovember 2022  2024 Annual   Meeting   Supplemental   Information   April 23, 2024

 We are writing to ask for your support by voting in accordance with the recommendations of our Board of Directors on all the proposals included in our 2024 Proxy Statement, filed with the SEC on April 5, 2024. Specifically, we are requesting that you vote “FOR” Proposal 2, the approval, on a non-binding advisory basis, of the compensation of our named executive officers (“Say-on-Pay”).   Our 2024 executive compensation program is consistent with our executive compensation programs in recent years, which have received over 96% support from stockholders in each of the past three years. However, we are disappointed that Institutional Shareholder Services (ISS) did not reach the same conclusion this year as in the prior three years when they have supported our executive compensation program. The sole reason ISS provided for its negative recommendation this year is that the vesting of our Co-Founder and former CEO's time-based LTIP units was accelerated upon his retirement, a common practice in our industry.  We are also requesting that you vote “FOR” the election of Cynthia A. Fisher, the chair of our Nominating and Corporate Governance Committee of the Board, despite ISS’ negative recommendation, which is based on ISS’ arbitrary policy of recommending against the election of the chair of a nominating and corporate governance committee of boards that appear to lack racial/ethnic diversity.  This supplemental information is intended to facilitate discussions with shareholders in advance of the Annual Meeting and sets forth the reasons for our disagreement with ISS.  Annual Meeting of Stockholders to be Held on May 17, 2024

 We have demonstrated strong shareholder support as evidenced by 96.5% of our shareholders voting in support of our executive compensation program in 2023, 96.8% voting in support in 2022 and 98.2% voting in support in 2021.   Our 2023 executive compensation program as disclosed in our 2024 proxy statement was substantially identical to our executive compensation program in each of the past three years.  We are disappointed that ISS did not reach the same conclusion this year as in prior years when they have supported our executive compensation program.  Historically Strong Say-on-Pay Shareholder Support  Last year, ISS recommended its clients vote “FOR” our “Say-on-Pay” Proposal and stated that no concerns were identified. In addition, last year’s ISS report reported a score of a “1” on the compensation pillar of the ISS QualityScore, which is the best score possible on ISS’ scale of 1-10.   ISS Recommendation: FOR  ISS Recommendation: FOR  ISS Recommendation: FOR  TBD  2024

 In its review of our 2024 executive compensation program, ISS notes the following within their analysis:  CEO total pay is well-below the median (at 0.79x the median) of ISS-selected peers for 2024  3-year average CEO total pay is 0.84x the median of ISS-selected peers, below the median for CEOs of the ISS-selected peer group  QualityScore of “5” for the Compensation pillar – placing our executive compensation program in the middle decile among companies in ISS’ industry group  From December 2022 until the filing of our 2024 proxy statement, our ISS QualityScore under the Compensation pillar was a “1”, the top decile ranking among executive compensation programs in the industry  Pay and performance are aligned with ISS concluding that based on a pay for performance evaluation, our executive compensation program raises a “low” level of concern  ISS’ Positive View of Our Executive Compensation Program

 ISS Issue: The company accelerated the vesting of the former CEO's time-based LTIP units upon his retirement.  Easterly Response:  Notwithstanding ISS' positive view of our overall compensation program since 2021, including as outlined in its 2024 report, we were disappointed that ISS issued a negative voting recommendation for this year's Say-on-Pay vote.  Our Co-Founder and former CEO led the Company for nearly nine years and had served as the Company’s CEO from the time of our initial public offering in February 2015 until his retirement in December 2023. His decision to retire and the Board’s decision to appoint Darrell Crate, who co-founded the Company, as our next CEO, reflected the Company’s commitment to effective succession planning. In this context, the acceleration of vesting our former CEO’s time-based equity awards is fair and reasonable.   The acceleration of vesting of time-based awards upon a CEO’s retirement is common practice in the industry. Nine of ISS’ 14 self-selected peer companies specifically address the treatment of time-based equity awards upon a CEO’s retirement pursuant to a written arrangement (e.g. executive retirement plan, employment agreement).   All nine of these ISS peer companies provide for some form of equity award acceleration upon retirement and seven of the nine peer companies have written arrangements that provide the CEO with full vesting of outstanding time-based equity awards upon retirement.   ISS Cited Issue and Response: Say-on-Pay

 ISS Issue: The board appears to lack racial/ethnic diversity.  Easterly Response:  Our Nominating and Corporate Governance (“NCG”) Committee charter requires that any initial list of new director candidates considered by the committee must include qualified women and minority candidates.   Following the adoption of this policy in 2020, our senior management team and members of the board have met with and considered a number of racially/ethnically diverse candidates as a part of our Board’s periodic refreshment review and identification of potential future board candidates. We expect to continue with these efforts going forward.  From the top down, we are committed to cultivating an inclusive company culture that attracts top talent and creates an environment that fosters collaboration, innovation, diversity and inclusion. As of December 31, 2023, 41% and 32% of our employees were female and non-white, respectively and two of our five named executive officers were women, including our current President and Chief Operating Officer and our current Chief Financial Officer and Chief Accounting Officer.  Two of the Board’s three standing committees are also chaired by women. ISS’ recommendation to vote against the chair of our NCG Committee is a recommendation to vote against one of those two women, which we believe runs counter to ISS’ gender diversity policies.  ISS Cited Issues and Responses: Board Diversity

 Annual Meeting of Stockholders to be Held on May 17, 2024  Our Board of Directors urges you to vote “FOR” all director nominees and “FOR” all other matters to be voted on at our Annual Meeting, including the approval of the compensation of our named executive officers.  Thank you for your continued support!